Exhibit 10-l



GEICO CORPORATION AND SUBSIDIARIES - 1995 INCENTIVE BONUS PLAN FOR OFFICERS AND KEY EXECUTIVES (NON-OFFICERS)


BONUS POOL: Performance of the enterprise will be measured by the Human Resources Committee against the combined financial results for 1995 of Government Employees Insurance Company, GEICO General Insurance Company, GEICO Indemnity Company and GEICO Casualty Company with focused attention on results compared with the stated goals of:

(a)   All Lines Underwriting Ratio:  96.5%

(b)   Growth:  6.0% growth in voluntary automobile policies in force.



The size of the pool is determined depending upon a range of underwriting and growth results. Extra credit will be given for underwriting results below (better than) 96.5%, if the 6.0% policy growth rate is achieved but no additional credit will be given for underwriting results below 95.0%. No bonus pool would be established if the underwriting ratio for the year is 99% or higher.

Based upon results measured against the key goals outlined above, the bonus pool may range from 0% to 50% of all eligible salaries with a target of 30% if both goals are met.

Individual officer bonuses could range from 0% to l00% of annual salary, depending upon individual performance and departmental accomplishments.

The Non-Officer Line Executive Plan tracks the above with the basic formula producing approximately 1/2 as great a percentage for the pool.